SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 17, 2003



                       EATON CORPORATION
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     (Exact name of registrant as specified in its charter)

      Ohio                    1-1396                 34-0196300
-----------------          ------------          -------------------
(State or other            (Commission           (I.R.S. Employer
 jurisdiction of            File Number)          Identification No.)
 incorporation)


              Eaton Center
            Cleveland, Ohio                             44114
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(Address of principal executive offices)              (Zip Code)


                           (216) 523-5000
                   -----------------------------
                   Registrant's telephone number,
                        including area code


















Item 9.  REGULATION FD DISCLOSURE and INFORMATION PROVIDED UNDER 12
         -----------------------------------------------------------

The information furnished with this Form 8-K is submitted pursuant to this Item 9 and pursuant to Item 12 in accordance with SEC interim filing guidance.

On April 15, 2003, Standard & Poor's Rating Services placed the credit rating of 13 companies on CreditWatch, stating "concerns about their exposure to unfounded postretirement benefit liabilities". Included in the list of ratings put on CreditWatch was the 'A-' long-term credit rating of Eaton Corporation (the "Company"). The Company's short-term credit ratings were affirmed.

Standard & Poor's commentary stated that the decision to place the Company's long-term credit rating on CreditWatch "reflects large and growing postretirement benefit obligations." The commentary went on to state that the "unfunded pension liability rose to about $516 million at year-end 2002, from a $20 million liability at year-end 2001 . . ." Further, the commentary stated that "Eaton has large and growing retiree medical liabilities," which the release stated "at year-end 2002 stood at $878 million, about the same as the $894 million in 2001 and up from the $827 million at year-end 2000."

In order to provide investors with further information to evaluate the statements of Standard & Poor's, the following facts are relevant.
Approximately 75% of the Company's pension liability pertains to participants in the United States pension plan. Less than 40 percent of the liabilities of the US pension plan relates to current retirees. Over 60 percent of the liability in the US pension plan relates to non-retired participants, whose average age is 46 and whose expected retirement age is 62. Accordingly, the satisfaction of the liabilities of the US pension plan will be spread over a very long period of time. To match the long-term nature of the liability, the assets in the Company's US pension plan are invested largely in equities, as they have been for the last 20 years. With the decline in the US equity markets over the last three years, the value of the assets invested in equities has declined. In addition, although the undiscounted value of the liability has not materially changed over the last three years, the significant decline in interest rates during the last three years has substantially increased the reported net present value of the plan liabilities. The Company believes that the decline in equities and interest rates is quite unusual, and that a return to historic trends would substantially reduce if not eliminate the under- funded pension liability. Further, the Company believes that any funding likely to be required over the next five years will be modest relative to the cash the Company expects to generate from operations over the same period, and that no funding of the US pension plan will be required until 2005, at the earliest.

The Company provides healthcare benefits to certain US retirees under a number
of different medical plans.   Under the terms of most of these plans, the
Company reserves the right to limit or eliminate the amount of such post-retirement healthcare benefits and, in fact, has previously adopted several provisions in these plans that limit the Company's financial exposure related to these benefits. In general, for persons retiring after 1988, and for their eligible dependants, the Company's costs for retiree healthcare will not exceed an average of $1,500 per year for those who are Medicare eligible and $7,500 per year for those who are not yet Medicare eligible and for those employees hired after 2001, the Company will incur no retiree healthcare costs. Given these limitations to post-retirement healthcare benefits, the Company's accounting liability for retiree healthcare benefits is expected to continue to decline, and at some point in time will become insignificant.

This Form 8-K contains forward-looking statements concerning pension funding, cash flow and accounting liability for retiree healthcare benefits. These statements are subject to various risks and uncertainties, many of which are outside the Company's control, and should therefore be used with caution. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in equity markets and interest rates; increases in the retiree population resulting from business acquisitions; unanticipated plan amendments compelled by competitive pressures; changes in the Company's cash flow resulting from unanticipated downturns in customer relationships or purchases, competitive pressures on sales and pricing, increases in the cost of material and other production costs, the introduction of competing technologies, unexpected technical or marketing difficulties, unexpected dispute resolutions, and unanticipated further deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

The Company has furnished the information included herein because that information, irrespective of materiality, may be helpful to investors in evaluating the statements by Standard & Poor's referenced above.









                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Eaton Corporation

                                       /s/ R. H. Fearon
                                       ------------------------------------
                                       R. H. Fearon
                                       Executive Vice President -
                                       Chief Financial and Planning Officer


Date: April 17, 2003